EXHIBIT 99.1

PRESS RELEASE

Harris Corporation First Quarter Net Income Rises 67%; Revenue
Grows 25%; Orders Increase 53%
Company Increases Fiscal Year 2007 Guidance
MELBOURNE, Florida, October 25, 2006 — Harris Corporation (NYSE:HRS) today reported revenue for the first quarter of fiscal year 2007 of $947 million, a 25 percent increase compared to $760 million in the prior-year quarter. Orders in the first quarter increased 53 percent to $1.1 billion and were higher in each of the company’s four business segments. GAAP net income increased 67 percent to $83.9 million, or $.60 per diluted share, compared to net income in the prior year of $50.3 million, or $.36 per diluted share.
“Harris has begun the new fiscal year with an excellent first quarter, posting solid revenue and earnings growth,” said Howard L. Lance, chairman, president, and chief executive officer. “Organic revenue growth continued very strong at 18 percent. Orders grew in each business segment, significantly outpacing revenue, and the new opportunity funnel continues to be strong. Our increased investments in research and development have created very successful products, such as our Falcon® III tactical radios and TRuepoint® microwave radios. Acquisitions in our Broadcast business are being integrated and are contributing to the company’s expanding backlog. Our cash position is excellent and cash flow from operations continues to be solid.”
Non-GAAP net income for the first quarter increased 48 percent to $96.8 million, or $.69 per diluted share, compared to prior-year quarter non-GAAP net income of $65.4 million, or $.47 per diluted share. Non-GAAP earnings in the first quarter of fiscal year 2007 exclude an after-tax charge of $12.9 million, or $.09 per diluted share, associated with the previously announced impairment of an investment in Terion, Inc., a privately held wireless communications company. Non-GAAP earnings in the first quarter of the prior year exclude a $15.1 million after-tax charge, or $.11 per diluted share, associated with cost-reduction actions and inventory write-downs in the company’s Broadcast Communications segment.
The company increased non-GAAP earnings guidance for its fiscal year 2007 from a previous range of $2.65 to $2.75 per diluted share to a new range of $2.70 to $2.80 per diluted share. Revised fiscal year 2007 non-GAAP earnings guidance represents a year-over-year increase of 24 percent compared to non-GAAP earnings for fiscal year 2006.
Non-GAAP earnings guidance for fiscal year 2007 excludes the $.09 per diluted share charge related to the Terion investment, as well as anticipated integration costs estimated at $.12 per diluted share after minority interest and a significant gain related to the planned combination of the Harris Microwave Communications Division and Stratex Networks, Inc. On the day the combination is completed, the gain will be calculated based on the closing price of Stratex Networks common stock. If the combination had been completed October 24, 2006, the gain from the combination would have been $.82 per diluted share. Details related to non-GAAP earnings are provided in the attached Reconciliation of Non-GAAP Financial Measures in Tables 5 and 6 and accompanying notes.
Government Communications Systems
Revenue in the Government Communications Systems segment increased 6 percent to $459 million in the first quarter, compared to $433 million in the year-ago quarter. Operating income was $53.0 million, compared to $53.4 million in the prior-year quarter, which benefited from a higher percentage of fixed-price production programs. Operating performance continues to be excellent.
Revenue growth in the segment was led by the ramp-up of the new five-year, $600 million contract with the U.S. Census Bureau for its Field Data Collection Automation program. Harris is integrating multiple automated systems that will enable census takers to electronically collect data in door-to-door interviews during the 2010 Census. Higher revenue also resulted from the FAA Telecommunications Infrastructure (FTI) program. The 15-year, $2.2 billion FTI program is creating the most secure, efficient and advanced network of its kind in the U.S. government. Harris recently completed the transition of FTI’s new Satellite Network to serve operational requirements and the new Mission Support network that provides the FAA’s administrative functions.
Higher revenue also came from the continuing ramp-up of the 10-year, $1 billion Patriot technical services program for the National Reconnaissance Office. Additional programs contributing to higher revenue in the first quarter included several classified programs as well as weapons data links, avionics, commercial satellite antenna systems, and other communication electronics.
RF Communications
Revenue in the RF Communications segment was $264 million in the first quarter, a 54 percent increase compared to the year-ago quarter. Orders more than doubled compared to the prior-year quarter. Orders substantially outpaced sales, further increasing the segment’s already substantial backlog. Operating income for the segment rose 51 percent to $87.7 million in the first quarter.
Revenue and order growth was strong in both U.S. and international markets, reflecting worldwide demand and customer preference for our high-performance, feature-rich tactical radios. Orders in the first quarter included multiple new requirements for Falcon II radios from the U.S. Army and the Marine Corps for HF and multiband radios. Orders were also received for the new Falcon III multiband handheld radios. Significant international orders included HF and VHF radios for the governments of Algeria, Georgia, Dominican Republic, Panama, and Indonesia. After the close of the quarter, Harris received its first international order for the Falcon III handheld radio from the Australian Army.
In early October, Harris introduced the Falcon III multiband, multi-mission manpack radio and has received several orders from the Department of Defense and other U.S. government customers. The Falcon III manpack radio provides significant new capabilities, including wideband secure networking, a four-fold increase in frequency range to 2 GHz, and a significant reduction in weight and size compared to competitive products. With its extended frequency coverage, the manpack radio combines traditional multiband radio features with new capabilities such as commercial L-Band SATCOM and wideband mobile ad-hoc networking, allowing simultaneous transmission of multiple video streams, voice, and situational awareness data. Harris expects the manpack radio to be the first radio to market with high-speed, wideband networking certified by the National Security Agency (NSA). The Falcon III manpack radio is expected to begin shipping in the first quarter of fiscal year 2008.
Microwave Communications
Revenue in the Microwave Communications segment increased 24 percent to

$94 million in the first quarter. Orders exceeded sales for the seventh consecutive quarter. Operating income in the quarter was $7.9 million, compared to operating income of $3.0 million in the prior-year quarter. Operating margin was 8.4 percent on higher sales and higher gross margins provided by the new TRuepoint family of products.
Demand in North American markets was driven primarily by mobile operators that are upgrading and expanding networks for high bandwidth voice, data, and video services and by private networks upgrading for increased reliability, survivability, and interoperability.
International demand increased significantly, driven by network expansions for a diverse and growing customer base throughout West Africa, East Africa, the Middle East, and Eastern Europe. Major orders in the quarter came from regional operators in Nigeria, Tanzania, Kenya, Iraq, and Mexico. Harris also received the first order from a major European telecommunications systems integrator for high-capacity TRuepoint radios for a large 3G operator in Indonesia, with follow-on requirements expected in the second quarter. Also, Harris secured a five-year supplier agreement during the quarter with Africa’s largest mobile phone operator, MTN Group. Harris will supply digital microwave radios for backhaul and access applications across MTN’s extensive networks in Africa.
As previously announced, Harris signed an agreement on September 5, 2006, to combine its Microwave Communications segment with Stratex Networks. This combination is expected to close early in the third quarter of the current fiscal year. The new company will be called Harris Stratex Networks. The combined company would have had annual revenue of $600 million for the 12-months ended June 30, 2006. Harris will be the majority shareholder with approximately 56 percent ownership of the new company. “The combined company is expected to generate increased revenue and profitability and will be better able to compete as a result of increased scale, global reach, and product breadth,” Lance said.
Broadcast Communications
Revenue in the Broadcast Communications segment was $140 million in the first quarter, up 59 percent compared to $88 million in the prior-year quarter, primarily as a result of contributions from three acquisitions made in fiscal year 2006 — Leitch

Technology Corporation, Optimal Solutions, Inc. and Aastra Digital Video. Operating income was $8.8 million in the first quarter, compared to non-GAAP operating income of $6.0 million in the prior year. Prior-year operating income excluded an $18.0 million charge for cost-reduction actions.
Component shortages from vendors and a slip in shipments for the segment’s video distribution and networking equipment had a negative impact on revenue and operating income in the quarter. New environmental regulations in the European Union, which became effective on July 1, 2006, caused a spike in demand for lead-free electronic components, resulting in industry-wide supply chain shortages.
Orders more than doubled in the quarter and were higher than revenue. Even without the benefit of recent acquisitions, orders increased 35 percent. Strong orders in the quarter were led by the software systems area of the business, including an order with British Sky Broadcasting for the new H-Class™ Airtime Sales system, an advanced, scalable solution for controlling, monitoring and executing complex advertising campaigns. Also during the quarter, Harris received orders for software systems from two major station groups, including Allbritton Communications and its ABC affiliate stations for air-time sales, traffic and billing software systems. These software solutions were added to the Harris product suite through the April 2006 acquisition of Optimal Solutions, Inc., and provide new technology allowing stations to centralize their data collection to support more efficient operations.
Orders for video distribution and networking equipment also were strong, increasing 20 percent over the prior year and building backlog. The combined strength in demand for HD digital distribution and conversion equipment in North America and the Pacific Rim drove higher orders. Orders included a multi-million dollar order for deployment of servers, networking equipment, and digital asset management solutions for two U.S. military bases. Harris equipment will digitally transport, ingest, store, add metadata, analyze, and archive large quantities of video produced during military training exercises. The video will come from more than 60 different sources, including night-vision cameras, handheld camcorders, and fixed camera locations. Providing video infrastructure and networking solutions for U.S. military bases is a new market for Harris.

Outlook
“Overall strong performance continued in the first quarter, with orders once again outpacing revenue by a healthy margin. This bodes well for our increased expectations in fiscal year 2007,” Lance said. “Clearly, our RF Communications segment continued to lead company growth with stellar performance. Visibility has increased, and we expect the strong worldwide demand for tactical radios to continue. The Government Communications Systems segment has returned to revenue growth, is executing well in major program areas, and its opportunity pipeline remains robust. With the recent acquisitions and continuing emphasis on new product development, our Broadcast business is extremely well positioned with an expanding portfolio of end-to-end broadcast solutions. In our Microwave Communications segment, across-the-board performance improvements and stronger markets have come together at an ideal time for the planned merger with Stratex Networks. Fiscal year 2007 should be another excellent year with continued growth and market expansion in each of our business segments.”
Harris will host a conference call today at 5:00 p.m., Eastern Time, to discuss the above items. Interested individuals are invited to listen to the call by using a dial-in number: (719) 457-2641, access code: 4378389. The conference call also will be broadcast live via the Internet at http://www.harris.com. A replay of the teleconference will be available beginning at 8:00 p.m., Eastern Time, and will run until midnight, Eastern Time, on Wednesday, November 1. To access the replay, please call (719) 457-0820, access code: 4378389. A recording of the call will also be available on Harris’ website beginning at 7:00 p.m., Eastern Time, on October 25.
Harris is an international communications and information technology company serving government and commercial markets in more than 150 countries. With headquarters in Melbourne, Florida, the company has annual sales of $3.5 billion and nearly 14,000 employees — including more than 6,000 engineers and scientists — dedicated to the development of best-in-class assured communications™ products, systems, and services. The company’s operating divisions serve markets for government communications, RF communications, broadcast communications, and microwave communications. Additional information about Harris Corporation is available at www.harris.com.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the SEC, including net income and earnings per share for the first quarter of fiscal 2007 excluding the impact of the impairment in our Terion investment and earnings per share guidance for fiscal 2007 also excluding the impact of integration activities and the gain associated with the planned combination of our Harris Microwave Communications business and Stratex Networks, Inc. Harris management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze Harris business trends and to better understand the company’s performance. In addition, the company may utilize non-GAAP financial measures as a guide in its forecasting, budgeting, and long-term planning process and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.
Forward-Looking Statement
Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include but are not limited to: earnings guidance for fiscal 2007; the potential value of contract awards and potential contract awards; the closing, timing and impact of the announced combination of the Microwave Communications Division and Stratex Networks; and statements regarding outlook, including expected revenue growth. The Company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. The Company’s consolidated results and the forward-looking statements could be affected by many factors, including but not limited to: our participation in markets that are often subject to uncertain economic conditions which makes it difficult to estimate growth in our markets and, as a result, future income and expenditures; our dependence on the U.S. government for a significant portion of our revenues, and the loss of this relationship or a shift in U.S. government funding could have adverse consequences on our future business; potential changes in U.S. government or customer priorities due to program reviews or revisions to strategic objectives, including termination of or potential failure to fund U.S. government contracts; risks inherent with large long-term fixed-price contracts, particularly the ability to contain cost overruns; the performance of critical subcontractors or suppliers; financial and government and regulatory risks relating to international sales and operations, including fluctuations in foreign currency exchange rates and the effectiveness of our currency hedging program; our ability to continue to develop new products that achieve market acceptance; the consequences of future geo-political events, which may affect adversely the markets in which we operate, our ability to insure against risks, our operations or our profitability; strategic acquisitions and the risks and uncertainties related thereto, including our ability to manage and integrate acquired businesses; potential claims that we are infringing the intellectual property rights of third parties; the successful resolution of patent infringement claims and the ultimate outcome of other contingencies, litigation and legal matters; customer credit risk; the fair values of our portfolio of passive investments, which values are subject to significant price volatility or erosion; risks inherent in developing new technologies; the potential impact of hurricanes on our operations in Florida and the potential impact of earthquakes on our operations in California; the ability to recruit and retain qualified personnel; and general economic conditions in the markets in which we operate. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the SEC. Harris disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Attachments: Financial Statements (six tables).
# # #
Investor Relations inquiries: Pamela Padgett at 321-727-9383, or pamela.padgett@harris.com
Media inquiries: Tom Hausman at 321-727-9131, or tom.hausman@harris.com
For additional information, contact Harris Corporation at webmaster@harris.com.

Table 1
HARRIS CORPORATION
FY’07 First Quarter Summary
CONDENSED CONSOLIDATED STATEMENT OF INCOME

	Quarter Ended
	September 29,	September 30,
	2006	2005
	(in millions, except per share amounts)
Revenue from product sales and services	$946.8	$759.7

Cost of product sales and services	(640.9)	(536.6)
Engineering, selling and administrative expenses	(169.4)	(139.7)
Non-operating loss	(18.5)	(0.6)
Interest income	2.4	3.2
Interest expense	(9.8)	(6.4)

Income before income taxes	110.6	79.6
Income taxes	(26.7)	(29.3)

Net income	$83.9	$50.3

Net Income Per Common Share

Basic	$.63	$.38

Diluted	$.60	$.36

Cash dividends paid per common share	$.11	$.08

Basic weighted average shares outstanding	132.9	132.5
Diluted weighted average shares outstanding	141.7	141.1

Table 2
HARRIS CORPORATION
FY’07 First Quarter Summary
BUSINESS SEGMENT INFORMATION

	Quarter Ended
	September 29,	September 30,
	2006	2005
	(in millions)
Revenue
Government Communications Systems	$459.2	$432.5
RF Communications	263.7	170.9
Microwave Communications	93.6	75.3
Broadcast Communications	139.8	87.7
Corporate eliminations	(9.5)	(6.7)

	$946.8	$759.7

Income Before Income Taxes
Segment Operating Income (Loss):
Government Communications Systems	$53.0	$53.4
RF Communications	87.7	58.1
Microwave Communications	7.9	3.0
Broadcast Communications	8.8	(12.0)
Headquarters expense	(16.4)	(15.5)
Corporate eliminations	(4.5)	(3.6)
Non-operating loss	(18.5)	(0.6)
Net interest	(7.4)	(3.2)

	$110.6	$79.6

Table 3
HARRIS CORPORATION
FY’07 First Quarter Summary
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	Quarter Ended
	September 29,	September 30,
	2006	2005
	(in millions)
Operating Activities
Net income	$83.9	$50.3
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	27.3	20.2
Non-current deferred income tax	(7.1)	0.3
(Increase) decrease in:
Accounts and notes receivable	(1.2)	38.0
Inventories	(31.1)	(31.7)
Increase (decrease) in:
Accounts payable and accrued expenses	(43.6)	(33.5)
Advance payments and unearned income	(5.0)	2.2
Income taxes	25.0	24.4
Other	6.0	15.3

Net cash provided by operating activities	54.2	85.5

Investing Activities
Additions of plant and equipment	(21.7)	(14.6)
Additions of capitalized software	(13.3)	(9.4)
Cash paid for short-term investments available-for-sale	(7.5)	(177.4)
Proceeds from the sale of short-term investments available-for-sale	120.1	44.0

Net cash provided by (used in) investing activities	77.6	(157.4)

Financing Activities
Proceeds from borrowings	4.1	309.1
Repayment of borrowings	(5.3)	(14.9)
Proceeds from exercise of employee stock options	4.9	11.5
Repurchases of common stock	(6.9)	(6.0)
Cash dividends	(14.7)	(10.6)

Net cash provided by (used in) financing activities	(17.9)	289.1

Effect of exchange rate changes on cash and cash equivalents	0.9	0.9

Net increase in cash and cash equivalents	114.8	218.1

Cash and cash equivalents, beginning of year	181.3	377.6

Cash and cash equivalents, end of quarter	$296.1	$595.7

Table 4
HARRIS CORPORATION
FY’07 First Quarter Summary
CONDENSED CONSOLIDATED BALANCE SHEET

	September 29,	June 30,
	2006	2006
	(in millions)
Assets

Cash and cash equivalents	$296.1	$181.3
Short-term investments	—	112.6
Receivables	560.4	560.6
Inventories	498.9	468.9
Current deferred income taxes	107.5	105.0
Property, plant and equipment	403.2	393.4
Goodwill	953.3	951.1
Identifiable intangible assets	186.7	193.4
Non-current notes receivable	6.1	4.3
Other assets	178.2	171.7

	$3,190.4	$3,142.3

Liabilities and Shareholders’ Equity

Short-term debt	$0.8	$0.2
Accounts payable and accrued expenses	539.7	582.5
Advance payments and unearned income	125.0	129.9
Income taxes payable	65.7	38.1
Current portion of long-term debt	149.1	1.4
Non-current deferred income taxes	21.4	28.6
Long-term debt	550.0	699.5
Shareholders’ equity	1,738.7	1,662.1

	$3,190.4	$3,142.3

HARRIS CORPORATION
FY’07 First Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND REGULATION G DISCLOSURE
To supplement our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), we provide additional measures of segments’ operating income (loss); non-operating income (loss); cost of product sales and services; engineering, selling and administrative expenses; income before income taxes; income taxes; net income; and net income per diluted share adjusted to exclude certain costs, expenses, gains and losses. Management of Harris believes that these non-GAAP financial measures provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionate positive or negative impact on results in any particular period. Management also believes that these non-GAAP measures enhance the ability of an investor to analyze trends in Harris’ business and to better understand our performance. In addition, the Company may utilize non-GAAP financial measures as a guide in its budgeting and long-term planning process and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

Table 5
HARRIS CORPORATION
FY’07 First Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Consolidated Statement Of Income

	Quarter Ended			Quarter Ended
	September 29, 2006			September 30, 2005
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
			(in millions, except per share amounts)
Revenue from product sales and services	$946.8	$—	$946.8	$759.7	$—	$759.7
Cost of product sales and services (A)	(640.9)	—	(640.9)	(536.6)	11.3	(525.3)
Engineering, selling and administrative expenses (B)	(169.4)	—	(169.4)	(139.7)	6.7	(133.0)
Non-operating income (loss) (C)	(18.5)	19.8	1.3	(0.6)	—	(0.6)
Interest income	2.4	—	2.4	3.2	—	3.2
Interest expense	(9.8)	—	(9.8)	(6.4)	—	(6.4)

Income before income taxes	110.6	19.8	130.4	79.6	18.0	97.6
Income taxes	(26.7)	(6.9)	(33.6)	(29.3)	(2.9)	(32.2)

Net income	$83.9	$12.9	$96.8	$50.3	$15.1	$65.4

Net income per diluted common share	$.60	$.09	$.69	$.36	$.11	$.47

Table 6
HARRIS CORPORATION
FY’07 First Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
BUSINESS SEGMENT INFORMATION

	Quarter Ended			Quarter Ended
	September 29, 2006			September 30, 2005
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
			(in millions)
Revenue
Government Communications Systems	$459.2	$—	$459.2	$432.5	$—	$432.5
RF Communications	263.7	—	263.7	170.9	—	170.9
Microwave Communications	93.6	—	93.6	75.3	—	75.3
Broadcast Communications	139.8	—	139.8	87.7	—	87.7
Corporate eliminations	(9.5)	—	(9.5)	(6.7)	—	(6.7)

	$946.8	$—	$946.8	$759.7	$—	$759.7

Income Before Income Taxes
Segment Operating Income (Loss):
Government Communications Systems	$53.0	$—	$53.0	$53.4	$—	$53.4
RF Communications	87.7	—	87.7	58.1	—	58.1
Microwave Communications	7.9	—	7.9	3.0	—	3.0
Broadcast Communications (D)	8.8	—	8.8	(12.0)	18.0	6.0
Headquarters expense	(16.4)	—	(16.4)	(15.5)	—	(15.5)
Corporate eliminations	(4.5)	—	(4.5)	(3.6)	—	(3.6)
Non-operating income (loss)(C)	(18.5)	19.8	1.3	(0.6)	—	(0.6)
Net interest	(7.4)	—	(7.4)	(3.2)	—	(3.2)

	$110.6	$19.8	$130.4	$79.6	$18.0	$97.6

HARRIS CORPORATION
FY’07 First Quarter Summary
RECONCILIATION OF GAAP TO NON-GAAP MEASUREMENTS
Notes to tables 5 and 6:
Note A — Adjustments to cost of product sales and services for the first quarter of fiscal 2006 relate to inventory write-downs associated with cost reduction actions including the transfer of European manufacturing to the United States and outsourcing of other manufacturing activity in the Broadcast Communications segment.
Note B — Adjustments to engineering, selling and administrative expenses for the first quarter of fiscal 2006 relate to severance and other costs associated with cost reduction actions including the transfer of European manufacturing to the United States and outsourcing of other manufacturing activity in the Broadcast Communications segment.
Note C — Adjustment to non-operating income (loss) for the first quarter of fiscal 2007 relate to the previously announced impairment to our investment in Terion, Inc. (“Terion”).
Note D — Adjustments to Broadcast Communications segment operating income for the first quarter of fiscal 2006 are due to severance, inventory write downs and other costs associated with cost reduction actions including the transfer of European manufacturing to the United States and outsourcing of other manufacturing activity.
As noted in the release, the company’s fiscal 2007 non-GAAP earnings guidance is $2.70 to $2.80 per diluted share, excluding the impact of the impairment to our investment in Terion noted above and the impact of the previously announced merger transaction with Stratex Networks, Inc. On a GAAP basis earnings will include:
•	The $.09 per diluted share impact from the impairment of our investment in Terion.

•	The estimated $.12 per diluted share impact, after minority interest, from the one-time charges associated with the previously announced merger transaction with Stratex Networks, Inc. These charges include expenses related to integration and the impact from both a step-up in inventory and a write-down of deferred revenue as of the closing date of the transaction.

•	The gain that Harris will recognize as a result of the merger transaction, which will be based on the stock price of Stratex Networks, Inc. as of the closing date and the net book value of our Microwave Communications business as of the closing date. Due to these variables, we believe that the precise amount of the gain cannot be reasonably determined at this time. If the transaction had closed on October 24, 2006, however, the gain would have been $.82 per diluted share, based on the closing price of Stratex Network’s stock on that date and the current net book value of our Microwave Communications business.